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Exhibit 1
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                           Agreement to File Jointly

     Pursuant to Rule 13d-1(f)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the authority of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree as of this 16th day of May, 1996 to file jointly with the Commission, a statement on Schedule 13D, including all amendments made thereto, relating to the beneficial ownership by the undersigned of certain shares of MIDCOM Communications Inc.



By:  /s/ John R. Dennis
Name:  John R. Dennis
Title:



By:  /s/ Maryanne Dennis
Name:   Maryanne Dennis
Title:



By:  /s/ Donald V. Szymik
Name:   Donald V. Szymik
Title:



By:  /s/ Maureen K. Szymik
Name:  Maureen K. Szymik
Title:



By:  /s/ John Dennis
Name:  John R. Dennis
Title:  General Partner of
Telecommunications Capital Advisors